Exhibit 99.3

Key Risks Relating to Ginkgo Bioworks, Inc. (“Ginkgo”)

Certain factors may have a material adverse effect on our business, financial condition, and results of operations. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be adversely affected. In that event, you could lose part or all of your investment. In addition, the risks relating to the COVID-19 pandemic may have the effect of heightening many of the other risks associated with our business. All references in this section to “we,” “our” or “us” refer to Ginkgo Bioworks, Inc. and its subsidiaries prior to the consummation of the business combination and to the post-business combination public company and its subsidiaries.

The list below is qualified in its entirety by disclosures contained in future documents filed or furnished by Soaring Eagle Acquisition Corp. (“SEAC”), or otherwise with respect to SEAC, with the U.S. Securities and Exchange Commission (the “SEC”), including the documents filed or furnished in connection with the proposed transactions between Ginkgo and SEAC. The risks presented in such filings may differ significantly from and be more extensive than those presented below.

Risks Related to our Business and Industry

•	We have a history of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

•	We will need substantial additional capital in the future in order to fund our business.

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Our ability to enter into a definitive agreement with the U.S. International Development Finance Corporation and our general level of indebtedness could adversely affect liquidity and have an adverse effect on our valuation, operations and business.

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We have experienced rapid growth and expect our growth to continue, and if we fail to effectively manage our growth, then our business, results of operations and financial condition could be adversely affected.

•	Our limited operating history makes it difficult to evaluate our current business and future prospects and the risk of your investment.

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We own and may in the future own equity interests in certain of our customers; consequently, we have exposure to the volatility and liquidity risks inherent in holding their equity and overall operational and financial performance of these businesses.

•	We may pursue strategic acquisitions and investments that could have an adverse impact on our business if they are unsuccessful.

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Our programs may not achieve projected development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business and could cause the price of our common stock to decline.

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We rely on our customers to develop, produce and manufacture products using the engineered cells and/or biomanufacturing processes that we develop. If these initiatives by our customers are not successful or do not achieve commercial success, or if our customers discontinue their development, production and manufacturing efforts using our engineered cells, our future financial position may be adversely impacted.

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Our revenue is concentrated in a limited number of customers, some of which are related parties, and our revenue, results of operations, cash flows and reputation in the marketplace may suffer upon the loss of a significant customer.

•	If we cannot maintain and expand current customer partnerships and enter into new customer partnerships, our business could be adversely affected.

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Our partners have significant discretion in determining when and whether to make announcements, if any, about the status of our partnerships, including about developments and timelines for advancing programs, and the price of our common stock may decline as a result of announcements of unexpected results or developments.

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Rapidly changing technology and extensive competition in the synthetic biology industry could make the products and processes we are developing obsolete or non-competitive unless we continue to collaborate on the development of new and improved products and processes and pursue new market opportunities.

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The market, including customers and potential investors, may be skeptical of our ability to deliver on our research and development capabilities because they are based on a relatively novel and complex technology.

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Ethical, legal and social concerns about genetically modified organisms could limit or prevent the use of products or processes using our technologies, limit public acceptance of such products or processes and limit our revenues.

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Our release of genetically modified organisms, whether inadvertent or purposeful, into uncontrolled environments could have unintended consequences, which may result in increased regulatory scrutiny and otherwise harm our business and financial condition.

•	The recent COVID-19 pandemic and the global attempt to contain it may harm our business and results of operations.

•	Our ability to operate in any respect may be interrupted by the current COVID-19 pandemic.

•	Uncertainty regarding the sales and delivery of our individual and pooled sample tests could materially adversely affect our business.

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Uncertainty regarding the ongoing demand and/or capacity (including capacity at third party clinical testing laboratories) of our individual and pooled sample tests could materially adversely affect our business.

•	We may be subject to tort liability if our COVID-19 tests provide inaccurate results.

•	Our business could be harmed if we are not able to adequately protect our intellectual property.

•	Our business may be harmed if we fail to adequately protect biological materials.

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Failures of our systems of software (including open source software), information technologies and infrastructure (including cloud infrastructure) could result in an adverse effect on our business and/or results of operations.

•	We depend on sophisticated information technology and equipment systems, and any failure of these systems could harm our business.

•	If we experience a significant cybersecurity breach or disruption in our information systems or any of our partners’ information systems, our business could be adversely affected.

•	Breaches of physical security systems and/or theft of physical materials could result in significant financial, legal, regulatory, business and reputational harm to us.

•	Our reliance on suppliers of raw materials and equipment and our use of contract manufacturers exposes us to risks relating to costs, contractual terms, supply and logistics.

•	We must continue to secure and maintain sufficient and stable supplies of laboratory reagents, consumables, equipment, and laboratory services.

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We depend on a limited number of suppliers for critical supplies and services for research, development and manufacturing of our products and processes. The loss of any one or more of these suppliers or their failure to supply us with the necessary supplies or services on a timely basis, could cause delays in our research, development or production capacity and adversely affect our business.

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Loss of key personnel, including our founders and senior executives, and/or failure to attract, train and retain additional key personnel could delay our cell engineering programs and harm our research and development efforts and our ability to meet our business objectives, particularly given the substantial investment required to train certain of our employees.

•	We use biological, hazardous, flammable and/or regulated materials that require considerable training, expertise and expense for handling, storage and disposal and may result in claims against us.

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Our business and results of operations are dependent on adequate access to laboratory and office space and suitable physical infrastructure, including electrical, plumbing, HVAC and network infrastructure, to conduct our operations. If we are unable to access enough space or we experience failures of our physical infrastructure, our business and results of operations could be adversely affected.

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We rely on our customers, joint ventures and other third parties to deliver timely and accurate information in order to accurately report our financial results in the time frame and manner required by law.

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We use estimates in determining the fair value of certain assets and liabilities. If our estimates prove to be incorrect, we may be required to write down the value of these assets or write up the value of these liabilities, which could adversely affect our financial position.

•	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

•	Failure to comply with federal, state, local and international laws and regulations could adversely affect our business and our financial condition.

•	We may incur significant costs complying with environmental, health and safety laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

•	We are subject to a variety of regulatory requirements, including certain laboratory testing standards, and we may be unable to comply with such requirements.

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The testing industry is subject to complex and costly regulation and if government regulations are interpreted or enforced in a manner adverse to us, we may be subject to enforcement actions, penalties, exclusion, and other material limitations on our operations.

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We have pursued in the past and may pursue additional U.S. Government contracting and subcontracting opportunities in the future, and as a U.S. Government contractor and subcontractor, we are subject to a number of procurement rules and regulations.

•	International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

•	Changes in government regulations may materially and adversely affect our sales and results of operations.

•	We are subject to certain U.S. and foreign anti-corruption, anti-bribery and anti-money laundering laws and regulations. We can face serious consequences for violations.

•	Data collection outside of the United States may be governed by restrictive regulations governing the use, processing and cross-border transfer of personal information.

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Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could subject us to liability or loss of contracting privileges or limit our ability to compete in certain markets.

•	Changes in U.S. and foreign tax laws could have a material adverse effect on our business, cash flow, results of operations or financial conditions.

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The SEC has recently issued guidance on the potential treatment of warrants as liabilities. Pending an analysis of warrants, there may be implications for SEAC’s financial statements if it is determined that SEAC’s outstanding warrants should be classified as liabilities.

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

•	We may become subject to lawsuits or indemnity claims in the ordinary course of business, which could materially and adversely affect our business and results of operations.

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We may be subject to claims by third parties asserting that our employees, consultants, or contractors have wrongfully used or disclosed confidential information of third parties, or we have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

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We may need to commence or defend litigation to enforce our intellectual property rights, which may include defending against claims that we or one of our customers has violated a third party’s intellectual property rights. Commencing or defending such litigation would divert resources and management’s time and attention, and the results may be uncertain.

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Our collection, use and disclosure of personal information, including health and employee information, is subject to U.S. state and federal privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm.

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Theft, loss, or misuse of personal data about our employees, contractors, customers, or other third parties could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

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We do not have exclusive rights to intellectual property we develop under U.S. federally funded research grants and contracts, and we could ultimately share or lose the rights we do have under certain circumstances.

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We use naturally occurring materials that are not patentable and changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our technologies, products and services.

Risks Relating to our Organizational Structure and Governance

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If we were deemed an “investment company” under the Investment Company Act of 1940, as amended, following the consummation of the business combination, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

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Following the closing of our initial business combination, our employees will hold high-vote shares of our common stock (including shares granted or otherwise issued to our employees in the future). Our certificate of incorporation will authorize a large number of shares of high-vote common stock. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. We also cannot predict the effect the dual-class structure of our common stock may have on the market price of our common stock.

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Our focus on the long-term best interests of our mission, our company and our consideration of all of our stakeholders, including our stockholders, employees, the communities in which we operate and other stakeholders that we may identify from time to time, may conflict with short-term or medium-term financial interests and business performance, which may negatively impact the value of our common stock.